Oculus Innovative Sciences Reports Financial Results for First Quarter of Fiscal Year 2011

Q1 FY 2011 Milestones:
•	Product Revenue Up 31% Over Q1 FY 2010
•	Operating Expenses Minus Non-Cash Expenses Down Slightly from Q1 FY 2010
•	Cash Position of $6.7 million, compared to $2.1 million on June 30, 2009

Projections:
•	Revenue Share with Animal Health Partner Commences July 1, 2011
•	Confirming Previous Revenue Guidance of $45-$60 Million in Annual Revenues in Calendar 2013 with 20% Operating Profitability

2010/2011 Product Pipeline and Commercialization Plans:
•	Microcyn® Allergen Protection, Oral Care Products, Dermatology HydroGel for Atopic Dermatitis
•	Mexican MOH Approval and Launch of Two Microcyn Dermatology Products
•	Chinese Pricing Registration for Microcyn Wound Care to Continue in Majority of Provinces
•	Microcyn HydroGel Approval and Launch in International Markets
•	Expansion of European Distribution Network

•	Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (August 5, 2010) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the first quarter of fiscal year 2011, ended June 30, 2010.  Total revenue was $2.3 million in the first quarter of fiscal 2011, compared to $1.8 million in the first quarter of fiscal 2010.  Product revenue was $2.0 million, up 31% from $1.6 million in the prior first quarter primarily due to higher sales in the United States, Europe, China, India and the Middle East, partially offset by a decline in Mexico, which had recorded abnormally high sales last year as a result of the swine flu epidemic in Mexico.  Operating expenses minus non-cash expenses for the quarter were down slightly from the same period last year.

Hoji Alimi, founder and CEO of Oculus said, “Two years ago we were a one-compound company in a Phase II trial, expecting to spend an additional $30-$40 million on two Phase III trials and burning approximately $18 million per year.  Today, with great pride, we have commercialized more than 18 products in the U.S. alone, and see significant near-term revenue growth opportunity in the animal healthcare as a result of revenue sharing with our U.S. animal healthcare partner that commences on July 1, 2011.  Also, we continue to build our other U.S. markets with our 77-person commissioned sales force and strong pipeline of innovative products.  All the while, we are keeping cash operating expenses flat at $2.8 to $3.0 million per quarter.  Milestones for our shareholders over the next year include additional U.S. and foreign regulatory clearances, multiple product launches and the definitive revenue sharing in animal healthcare beginning July 1, 2011.”

Product revenue in the United States increased $391,000 to $522,000, up 298%, with strong increases in animal and human wound care, mostly related to television advertising and sales initiatives underwritten by partner Innovacyn, Inc. and a quarterly royalty payment from Union Springs Pharmaceuticals LLC, which markets MyClyns, a Microcyn-based germ protection spray for the professional and consumer markets.

Europe and rest of world (ROW) revenue increased $297,000 to $525,000, up 130% over the prior year period, due to higher sales in India, Middle East, China and all countries in Europe. The $210,000 revenue recorded related to China during the quarter resulted from the conversion of the exclusive relationship with China Bao Tai to a non-exclusive relationship and the recognition of deferred revenue related to an upfront payment from China Bao Tai.  This conversion enables the company to expand its number of Chinese partners.

Revenue in Mexico decreased 17% from the prior year period, which had recorded abnormally high sales last year as a result of the swine flu epidemic in Mexico.  Unit sales of the 240-milliliter consumer-sized presentation, which is primarily sold to pharmacies in Mexico, decreased 40% from the prior year to a monthly average of 34,195 units compared to 56,692 in the same period last year.  Sales to hospitals increased 8% with price increases offsetting a decline in units sold.  The company believes that during the quarter ended June 30, 2009, the swine flu epidemic in Mexico resulted in sales of $300,000 to $350,000 higher than normal.

Service revenue in the first quarter decreased $61,000 when compared to the prior year period due to a decrease in the number of tests provided by the company’s services business.

Oculus reported gross profit from the Microcyn-based products business of $1.3 million, or 66% of product revenues, during the three months ended June 30, 2010, compared to a gross profit of $1.0 million, or 66%, in the prior year period. The flat gross margins represent higher margins in the United Sates, Europe and ROW, offset by lower gross margins in Mexico. The higher margins in the United States are due to improved product mix for certain U.S. sales.   Mexico’s margins were 73% during the quarter ended June 30, 2010, compared to 82% in the prior year period, again due to the high volume last year precipitated by the swine flu epidemic.

Total operating expenses increased $379,000, or 11%, to $3.8 million for the three months ended June 30, 2010, compared to $3.4 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $2.8 million, down slightly from $2.9 million in the same period last year. Research and development expense declined $325,000, or 45%, to $396,000 for the three months ended June 30, 2010, compared to $721,000 in the prior year period.  Most of the decrease was attributable to the reduction in personnel and related expenses, as the company converted its research and development facility and the related people to operational manufacturing, supporting the U.S. sales.

Selling, general and administrative expense increased $704,000, or 26%, to $3.4 million during the three months ended June 30, 2010, from $2.7 million during the three months ended June 30, 2009. Primarily, this increase was due to a higher stock compensation charge, up by $478,000 and higher compensation costs in the United States.  Bonuses were recorded and paid during the quarter ending June 30, 2010, consisting of stock options and cash. These increases were partially offset by lower sales and marketing costs in Europe.

Net loss for the three months ended June 30, 2010 was $2.4 million, down $1.1 million from $3.5 million for the same period in the prior year. Stock compensation expense for the quarter ended June 30, 2010 and 2009 was $968,000 and $465,000, respectively.

As of June 30, 2010, Oculus had unrestricted cash and cash equivalents of $6.7 million, compared with $6.2 million as of March 31, 2010 and $2.1 million on June 30, 2009. On May 3, 2010, Oculus completed a $2.0 million debt financing with Western Technology, Inc.

Conference Call

Oculus management will hold a conference call today to discuss first quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 85558499. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial medical technology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site, and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations in Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "commences,” “continue,” and “underwritten,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2010. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.
Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)

	June 30, 2010	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,667	$6,258
Accounts receivable, net	1,464	1,416
Inventory, net	529	565
Prepaid expenses and other current assets	630	811
Total current assets	9,290	9,050
Property and equipment, net	—	1,108
Other assets	68	60
Total assets	$10,374	$10,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$826	$981
Accrued expenses and other current liabilities	1,172	1,078
Current portion of long-term debt, net of discount	207	204
Derivative liability	384	472
Total current liabilities	2,589	2,735
Deferred revenue	181	328
Long-term debt, net of discount, less current portion	1,559	110
Put warrant liability	500	—
Total liabilities	4,829	3,173
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,277,458 and 26,161,428 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	3	3
Additional paid-in capital	128,044	127,067
Accumulated other comprehensive loss	(3,090)	(2,988)
Accumulated deficit	(119,412)	(117,037)
Total stockholders’ equity	5,545	7,045
Total liabilities and stockholders’ equity	$10,374	$10,218

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months
	June 30,
	2010	2009
REVENUE
Product	$2,045	$1,567
Service	219	280
Total revenues	2,264	1,847
COST OF REVENUES
Product	696	527
Service	179	215
Total cost of revenues	875	742
Gross profit	1,389	1,105
OPERATING EXPENSES
Research and development	396	721
Selling, general and administrative	3,389	2,685
Total operating expenses	3,785	3,406
Loss from operations	(2,396)	(2,301)
Interest expense	(59)	(4)
Interest income	—	1
Income (loss) on derivative instruments	88	(1,208)
Other income (expense), net	(8)	(29)
Net loss	$(2,375)	$(3,541)
Net loss per common share: basic and diluted	$(0.09)	$(0.18)
Weighted-average number of shares used in per common share calculations: Basic and diluted	26,215	19,388